Exhibit 99.1

News Release Contacts: Thomas Joyce Media (612) 303-3167	Judith T. Murphy Investors/Analysts (612) 303-0783

U.S. BANCORP REPORTS RECORD NET INCOME

FOR THE THIRD QUARTER OF 2011

Results Driven by Record Total Net Revenue of $4.8 Billion

MINNEAPOLIS, October 19, 2011 — U.S. Bancorp (NYSE: USB) today reported net income of $1,273 million for the third quarter of 2011, or $.64 per diluted common share. Earnings for the third quarter of 2011 were driven by year-over-year growth in total net revenue and a reduction in the provision for credit losses. Highlights for the third quarter of 2011 included:

•	Strong new lending activity of $59.5 billion (12.9 percent increase on a linked quarter basis) during the third quarter including:

•	$18.4 billion of new commercial and commercial real estate commitments

•	$22.0 billion of commercial and commercial real estate commitment renewals

•	$1.9 billion of lines related to new credit card accounts

•	$17.2 billion of mortgage and other retail originations

•	Growth in average total loans of 5.0 percent (4.5 percent excluding acquisitions) over the third quarter of 2010

•	Growth in average total commercial loans of 11.9 percent over the third quarter of 2010 (11.7 percent excluding acquisitions)

•	Growth in average total loans of 1.7 percent on a linked quarter basis, including average total commercial loan growth of 4.6 percent

•	Growth in quarterly average commercial and commercial real estate commitments of 16.8 percent year-over-year and 5.8 percent over the prior quarter

•	Significant growth in average deposits of 17.9 percent (13.2 percent excluding acquisitions) over the third quarter of 2010, including:

•	Growth in average noninterest-bearing deposits of 47.5 percent (45.7 percent excluding acquisitions)

•	Growth in average total savings deposits of 13.5 percent (7.3 percent excluding acquisitions)

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

•	Growth in average total deposits of 2.8 percent on a linked quarter basis, including a 20.3 percent increase in noninterest-bearing deposits

•	Total net revenue growth of 4.5 percent over the third quarter of 2010 (2.2 percent growth over the prior quarter)

•	Net interest income growth of 5.9 percent over the third quarter of 2010 (3.1 percent growth over the prior quarter):

•	Average earning assets growth of 13.6 percent year-over-year, including a planned increase in the investment securities portfolio

•	Average earning assets growth of 3.1 percent on a linked quarter basis, including growth in the investment securities portfolio

•	Exceptionally strong growth in lower cost core deposit funding

•

Net interest margin of 3.65 percent for the third quarter of 2011, compared with 3.91 percent for the third quarter of 2010, and 3.67 percent for the second quarter of 2011 (The year-over-year decline was due to increases in lower yielding investment securities and cash balances at the Federal Reserve.)

•	Year-over-year growth in fee-based revenue, driven by:

•

Higher payments-related revenue (6.0 percent) including higher credit and debit card revenue (5.5 percent), corporate payment products revenue (6.3 percent) and merchant processing services revenue (6.3 percent)

•	Higher deposit service charges (14.4 percent)

•	Higher commercial products revenue (7.6 percent)

•	Managed expense levels leading to positive operating leverage on a year-over-year and linked quarter basis

•	Total noninterest expense increase of 3.8 percent year-over-year

•	Efficiency ratio decreased to 51.5 percent compared with 51.9 percent in the third quarter of 2010 and 51.6 percent in the prior quarter

•	Net charge-offs and nonperforming assets declined on a linked quarter basis. Provision for credit losses was $150 million less than net charge-offs.

•	Net charge-offs declined 10.4 percent from the second quarter of 2011

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

•	Nonperforming assets (excluding covered assets) decreased 6.9 percent from the second quarter of 2011 (6.7 percent including covered assets)

•

On a linked quarter basis, early and late stage loan delinquencies remained relatively stable despite seasonal pressures, and declined as a percentage of ending loan balances in a majority of loan categories

•	Allowance to nonperforming assets (excluding covered assets) was 166 percent at September 30, 2011, compared with 159 percent at June 30, 2011, and 153 percent at September 30, 2010

•	Allowance to period-end loans (excluding covered loans) was 2.66 percent at September 30, 2011, compared with 2.83 percent at June 30, 2011, and 3.10 percent at September 30, 2010

•	Strong capital generation continues to strengthen capital position; ratios at September 30, 2011 were:

•	Tier 1 common equity ratio of 8.5 percent

•	Tier 1 capital ratio of 10.8 percent

•	Total risk based capital ratio of 13.5 percent

•	Tier 1 common ratio of 8.2 percent under anticipated Basel III guidelines

•	Repurchased 13 million shares of common stock during the current quarter

EARNINGS SUMMARY	Table 1

($ in millions, except per-share data)	3Q 2011	2Q 2011	3Q 2010	Percent Change 3Q11 vs 2Q11	Percent Change 3Q11 vs 3Q10	YTD 2011	YTD 2010	Percent Change

Net income attributable to U.S. Bancorp	$1,273	$1,203	$908	5.8	40.2	$3,522	$2,343	50.3
Diluted earnings per common share	$.64	$.60	$.45	6.7	42.2	$1.77	$1.24	42.7

Return on average assets (%)	1.57	1.54	1.26			1.50	1.11
Return on average common equity (%)	16.1	15.9	12.8			15.5	12.3
Net interest margin (%)	3.65	3.67	3.91			3.67	3.90
Efficiency ratio (%)	51.5	51.6	51.9			51.4	51.1
Tangible efficiency ratio (%) (a)	50.0	50.0	49.9			49.8	49.1

Dividends declared per common share	$.125	$.125	$.050	—	nm	$.375	$.150	nm
Book value per common share (period-end)	$16.01	$15.50	$14.19	3.3	12.8

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

Net income attributable to U.S. Bancorp was $1,273 million for the third quarter of 2011, 40.2 percent higher than the $908 million for the third quarter of 2010 and 5.8 percent higher than the $1,203 million for the second quarter of 2011. Diluted earnings per common share of $.64 in the third quarter of 2011 were $.19 higher than the third quarter of 2010 and $.04 higher than the previous quarter. Return on average assets and return on average common equity were 1.57 percent and 16.1 percent, respectively, for the third quarter of 2011, compared with 1.26 percent and 12.8 percent, respectively, for the third quarter of 2010. The provision for credit losses for the third quarter of 2011 was $150 million lower than net charge-offs, compared with a provision for credit losses that was $175 million lower than net charge-offs for the second quarter of 2011 and equal to net charge-offs for the third quarter of 2010.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “I am exceptionally proud of our third quarter results, as our Company was able to achieve record earnings in what many would describe as a difficult and uncertain economic environment. The results were driven by record total net revenue and lower credit costs, as well as managed expense levels. Total net revenue benefited from both our balance sheet and fee-based businesses and, coupled with our prudent expense management, led to positive operating leverage on both a year-over-year and linked quarter basis. Once again, we achieved industry-leading profitability metrics with a return on average assets of 1.57 percent and a return on average common equity of 16.1 percent.

“Contributing to the results was notable growth in both loans and deposits, as we continued to benefit from the investments we have made in our business lines and the overall flight to quality. Average total loans grew by 5.0 percent year-over-year and 1.7 percent over the previous quarter. Additionally, commercial and commercial real estate commitments grew at a faster pace; 16.8 percent year-over-year and 5.8 percent over the prior quarter, positioning us well for future loan growth as the economy improves and our customers’ full confidence returns. Deposit growth was exceptionally strong on both the consumer and wholesale sides of the business this quarter, with noninterest bearing deposits growing by more than 47 percent year-over-year and 20 percent over the prior quarter. Significantly, recently published FDIC market share data indicates that our Company grew deposits by 15.8 percent between June 30, 2010, and June 30, 2011, while the total U.S. market grew by 6.8 percent, confirming that we have, in fact, increased our overall deposit market share.

“As expected, credit quality continued to improve. Net charge-offs declined by over 10 percent, while nonperforming assets fell by nearly 7 percent in the third quarter versus the prior quarter. The improvement

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

led to a reserve release of $150 million in the third quarter, slightly lower than the previous quarter, as the outlook for charge-offs in a number of the consumer loan categories is stabilizing. We expect both net charge-offs and nonperforming asset levels to improve in the fourth quarter.

“Our capital position remains strong with a Tier 1 common equity ratio of 8.5 percent and Tier 1 capital ratio of 10.8 percent at September 30th. Importantly, using anticipated Basel III guidelines, our Tier 1 common ratio was 8.2 percent at quarter end. Given the strength of our capital position and on-going ability to generate significant capital each quarter through earnings, we repurchased approximately 13 million shares of stock during the third quarter. At this point, we have not received final regulatory guidance regarding the amount of capital our Company will be expected to hold as a systematically important financial institution (“SIFI”). However, we expect that the strength of our current capital position and earnings will allow us to comply with the guideline, while continuing to buy back additional shares in the upcoming quarters, bringing us closer to our long term goal of returning 60 to 80 percent of earnings to shareholders through dividends and buybacks.

“We are a bank, and our ultimate success is tied to the health, financial well-being and sentiment of our customers, both large and small, as well as the economic environment in which we operate. Likewise, a vibrant and growing economy is directly tied to the health and strength of the banking industry. Consequently, we are all managing through this challenging time together and, as our results show, we are striving very hard to do our part. We have more branches, more employees, more customers, more loans, and more deposits than we had at the beginning of 2007 and, in fact, more than just one year ago, and we fully expect this trend to continue. Our success, past and present, is a direct result of our employees’ dedication and focus, and I am proud of their efforts and thankful for their many contributions. They have earned our customers’ trust – a vital factor for our continued success. We are providing our commercial, institutional and consumer customers with the financial products, services and trusted banking partnership that they need to succeed, while prudently managing a company that is profitable, growing, investing and focusing on the future, all for the benefit of our customers, employees, communities and shareholders.”

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

INCOME STATEMENT HIGHLIGHTS	Table 2

(Taxable-equivalent basis, $ in millions, except per-share data)	3Q 2011	2Q 2011	3Q 2010	Percent Change 3Q11 vs 2Q11	Percent Change 3Q11 vs 3Q10	YTD 2011	YTD 2010	Percent Change

Net interest income	$2,624	$2,544	$2,477	3.1	5.9	$7,675	$7,289	5.3
Noninterest income	2,171	2,146	2,110	1.2	2.9	6,329	6,138	3.1

Total net revenue	4,795	4,690	4,587	2.2	4.5	14,004	13,427	4.3
Noninterest expense	2,476	2,425	2,385	2.1	3.8	7,215	6,898	4.6

Income before provision and taxes	2,319	2,265	2,202	2.4	5.3	6,789	6,529	4.0
Provision for credit losses	519	572	995	(9.3)	(47.8)	1,846	3,444	(46.4)

Income before taxes	1,800	1,693	1,207	6.3	49.1	4,943	3,085	60.2
Taxable-equivalent adjustment	58	56	53	3.6	9.4	169	156	8.3
Applicable income taxes	490	458	260	7.0	88.5	1,314	620	nm

Net income	1,252	1,179	894	6.2	40.0	3,460	2,309	49.8
Net (income) loss attributable to noncontrolling interests	21	24	14	(12.5)	50.0	62	34	82.4

Net income attributable to U.S. Bancorp	$1,273	$1,203	$908	5.8	40.2	$3,522	$2,343	50.3

Net income applicable to U.S. Bancorp common shareholders	$1,237	$1,167	$871	6.0	42.0	$3,407	$2,381	43.1

Diluted earnings per common share	$.64	$.60	$.45	6.7	42.2	$1.77	$1.24	42.7

Net income attributable to U.S. Bancorp for the third quarter of 2011 was $365 million (40.2 percent) higher than the third quarter of 2010 and $70 million (5.8 percent) higher than the second quarter of 2011. The increase in net income year-over-year and on a linked quarter basis was principally the result of growth in total net revenue, driven by increases in both net interest income and fee-based revenue, and a lower provision for credit losses. These positive variances were partially offset by an increase in total noninterest expense.

Total net revenue on a taxable-equivalent basis for the third quarter of 2011 was $4,795 million; $208 million (4.5 percent) higher than the third quarter of 2010, reflecting a 5.9 percent increase in net interest income and a 2.9 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of an increase in average earning assets and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year, primarily due to higher payments-related revenue, deposit services charges and commercial products revenue. Total net revenue on a taxable-equivalent basis was $105 million (2.2 percent) higher on a linked quarter basis, due to a 3.1 percent increase in net interest income and a 1.2 percent increase in total noninterest income, driven by higher payments-related revenue and deposit services charges.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

Total noninterest expense in the third quarter of 2011 was $2,476 million; $91 million (3.8 percent) higher than the third quarter of 2010 and $51 million (2.1 percent) higher than the second quarter of 2011. The increase in total noninterest expense year-over-year was primarily due to higher compensation expense, employee benefits costs, professional services expense and other business initiatives. The increase in total noninterest expense on a linked quarter basis was driven by increased compensation expense, professional services expense and marketing and business development expense.

The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the third quarter of 2011 was $519 million, $53 million lower than the second quarter of 2011 and $476 million lower than the third quarter of 2010. The provision for credit losses was $150 million lower than net charge-offs in the third quarter of 2011. In the second quarter of 2011, the provision for credit losses was $175 million lower than net charge-offs, while it was equal to net charge-offs in the third quarter of 2010. Net charge-offs in the third quarter of 2011 were $669 million, compared with $747 million in the second quarter of 2011, and $995 million in the third quarter of 2010. Given current economic conditions, the Company expects the level of net charge-offs to continue to trend lower in the fourth quarter of 2011.

Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. Excluding covered assets, nonperforming assets were $3,036 million at September 30, 2011, $3,262 million at June 30, 2011, and $3,563 million at September 30, 2010. The decline on a year-over-year basis was led by a reduction in nonperforming assets in commercial portfolios. In addition, there was improvement in construction and development assets, as the Company continued to resolve and reduce exposure to these problem assets. On a linked quarter basis, there was improvement in all portfolios, reflecting the stabilizing economy. While showing improvement on a linked quarter basis, there continues to be stress in the residential mortgage portfolio due to the decline in home values. Covered nonperforming assets were $1,303 million at September 30, 2011, $1,389 million at June 30, 2011, and $1,851 million at September 30, 2010. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 2.66 percent at September 30, 2011, compared with 2.83 percent at June 30, 2011, and 3.10 percent at September 30, 2010. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.53 percent at September 30, 2011, compared with 2.66 percent at June 30, 2011, and

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

2.85 percent at September 30, 2010. The Company expects total nonperforming assets to trend lower in the fourth quarter of 2011.

NET INTEREST INCOME	Table 3

(Taxable-equivalent basis; $ in millions)	3Q 2011	2Q 2011	3Q 2010	Change 3Q11 vs 2Q11	Change 3Q11 vs 3Q10	YTD 2011	YTD 2010	Change

Components of net interest income
Income on earning assets	$3,258	$3,177	$3,132	$81	$126	$9,592	$9,227	$365
Expense on interest-bearing liabilities	634	633	655	1	(21)	1,917	1,938	(21.0)

Net interest income	$2,624	$2,544	$2,477	$80	$147	$7,675	$7,289	$386

Average yields and rates paid
Earning assets yield	4.53%	4.59%	4.95%	(.06)%	(.42)%	4.59%	4.94%	(.35)%
Rate paid on interest-bearing liabilities	1.15	1.14	1.25	.01	(.10)	1.16	1.25	(.09)

Gross interest margin	3.38%	3.45%	3.70%	(.07)%	(.32)%	3.43%	3.69%	(.26)%

Net interest margin	3.65%	3.67%	3.91%	(.02)%	(.26)%	3.67%	3.90%	(.23)%

Average balances
Investment securities (a)	$66,252	$62,955	$47,870	$3,297	$18,382	$61,907	$47,080	$14,827
Loans	202,169	198,810	192,541	3,359	9,628	199,533	192,192	7,341
Earning assets	286,269	277,571	251,916	8,698	34,353	279,305	249,408	29,897
Interest-bearing liabilities	218,969	221,881	208,653	(2,912)	10,316	221,560	208,037	13,523
Net free funds (b)	67,300	55,690	43,263	11,610	24,037	57,745	41,371	16,374

(a)	Excludes unrealized gain (loss)

(b)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.

Net Interest Income

Net interest income on a taxable-equivalent basis in the third quarter of 2011 was $2,624 million, compared with $2,477 million in the third quarter of 2010, an increase of $147 million (5.9 percent). The increase was principally the result of growth in average earning assets and growth in lower cost core deposit funding. Average earning assets were $34.4 billion (13.6 percent) higher than the third quarter of 2010, driven by increases of $18.4 billion (38.4 percent) in average investment securities, $9.6 billion (5.0 percent) in average loans and $8.9 billion in average other earning assets, which included cash balances held at the Federal Reserve. Net interest income increased $80 million (3.1 percent) on a linked quarter basis, due to growth in average earning assets, principally lower yielding investment securities and average loans. The net interest margin was 3.65 percent in the third quarter of 2011, compared with 3.91 percent in the third

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

quarter of 2010, and 3.67 percent in the second quarter of 2011. The decline in the net interest margin year-over-year reflected higher balances in lower yielding investment securities and growth in cash balances held at the Federal Reserve, compared with the third quarter of 2010. On a linked quarter basis, the decline in net interest margin reflected the impact of the continued growth in lower yielding investment securities.

AVERAGE LOANS	Table 4

($ in millions)	3Q 2011	2Q 2011	3Q 2010	Percent Change 3Q11 vs 2Q11	Percent Change 3Q11 vs 3Q10	YTD 2011	YTD 2010	Percent Change

Commercial	$46,484	$44,135	$40,726	5.3	14.1	$44,448	$40,550	9.6
Lease financing	5,860	5,919	6,058	(1.0)	(3.3)	5,935	6,248	(5.0)

Total commercial	52,344	50,054	46,784	4.6	11.9	50,383	46,798	7.7
Commercial mortgages	28,979	28,429	26,008	1.9	11.4	28,377	25,688	10.5
Construction and development	6,590	7,070	8,182	(6.8)	(19.5)	7,040	8,477	(17.0)

Total commercial real estate	35,569	35,499	34,190	.2	4.0	35,417	34,165	3.7
Residential mortgages	34,026	32,734	27,890	3.9	22.0	32,854	27,045	21.5
Credit card	16,057	15,884	16,510	1.1	(2.7)	16,022	16,403	(2.3)
Retail leasing	5,097	4,808	4,289	6.0	18.8	4,852	4,387	10.6
Home equity and second mortgages	18,510	18,634	19,289	(.7)	(4.0)	18,648	19,340	(3.6)
Other	24,773	24,498	24,281	1.1	2.0	24,654	23,664	4.2

Total other retail	48,380	47,940	47,859	.9	1.1	48,154	47,391	1.6

Total loans, excluding covered loans	186,376	182,111	173,233	2.3	7.6	182,830	171,802	6.4

Covered loans	15,793	16,699	19,308	(5.4)	(18.2)	16,703	20,390	(18.1)

Total loans	$202,169	$198,810	$192,541	1.7	5.0	$199,533	$192,192	3.8

Total average loans were $9.6 billion (5.0 percent) higher in the third quarter of 2011 than the third quarter of 2010, driven by growth in residential mortgages (22.0 percent), total commercial loans (11.9 percent), total commercial real estate loans (4.0 percent), and total other retail loans (1.1 percent). These increases were partially offset by declines in credit card balances (2.7 percent) and in covered loans (18.2 percent). Total average loans, excluding covered loans, were higher by 7.6 percent year-over-year. Total average loans were $3.4 billion (1.7 percent) higher in the third quarter of 2011 than the second quarter of 2011, with increases in a majority of loan categories, including total commercial loans (4.6 percent), residential mortgages (3.9 percent), commercial mortgages (1.9 percent), credit cards (1.1 percent), and total other retail loans (.9 percent). Excluding covered loans, total average loans grew by 2.3 percent on a linked

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

quarter basis. The increases were driven by demand for loans and lines by new and existing credit-worthy borrowers.

Average investment securities in the third quarter of 2011 were $18.4 billion (38.4 percent) higher year-over-year and $3.3 billion (5.2 percent) higher than the prior quarter. The increases over the prior year and linked quarter were primarily due to purchases of U.S. Treasury and government agency-backed securities, as the Company continued to move liquidity on-balance sheet.

AVERAGE DEPOSITS	Table 5

($ in millions)	3Q 2011	2Q 2011	3Q 2010	Percent Change 3Q11 vs 2Q11	Percent Change 3Q11 vs 3Q10	YTD 2011	YTD 2010	Percent Change

Noninterest-bearing deposits	$58,606	$48,721	$39,732	20.3	47.5	$50,558	$39,223	28.9
Interest-bearing savings deposits
Interest checking	41,042	43,334	39,308	(5.3)	4.4	42,335	39,599	6.9
Money market savings	44,623	45,014	38,005	(.9)	17.4	45,091	39,710	13.6
Savings accounts	27,042	26,522	22,008	2.0	22.9	26,304	20,038	31.3

Total of savings deposits	112,707	114,870	99,321	(1.9)	13.5	113,730	99,347	14.5
Time certificates of deposit less than $100,000	15,251	15,368	16,024	(.8)	(4.8)	15,294	17,105	(10.6)
Time deposits greater than $100,000	28,805	30,452	27,583	(5.4)	4.4	30,153	27,162	11.0

Total interest-bearing deposits	156,763	160,690	142,928	(2.4)	9.7	159,177	143,614	10.8

Total deposits	$215,369	$209,411	$182,660	2.8	17.9	$209,735	$182,837	14.7

Average total deposits for the third quarter of 2011 were $32.7 billion (17.9 percent) higher than the third quarter of 2010. Noninterest-bearing deposits increased $18.9 billion (47.5 percent) year-over-year, with growth in average balances in a majority of the lines of business including, Wholesale Banking, Wealth Management and Securities Services and Consumer and Small Business Banking. Average total savings deposits were $13.4 billion (13.5 percent) higher year-over-year, the result of growth in corporate and institutional trust balances, including the impact of the December 30, 2010, acquisition of the securitization trust administration business of Bank of America, N.A. (“securitization trust administration acquisition”), as well as an increase in Consumer and Small Business Banking average balances, partially offset by lower broker-dealer average balances. Average time certificates of deposit less than $100,000 were $.8 billion (4.8 percent) lower year-over-year, reflecting maturities and fewer renewals given the current rate environment. Time deposits greater than $100,000 increased by $1.2 billion (4.4 percent), principally due to higher

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

average balances in Wholesale Banking and the impact of the securitization trust administration acquisition and the first quarter of 2011 acquisition of First Community Bank of New Mexico (“FCB”).

Average total deposits increased $6.0 billion (2.8 percent) over the second quarter of 2011. Noninterest-bearing deposits increased $9.9 billion (20.3 percent) principally due to higher Wholesale Banking and corporate trust average balances. Total average savings deposits decreased $2.2 billion (1.9 percent) on a linked quarter basis as lower institutional trust average balances were partially offset by higher Consumer and Small Business Banking balances. Average time deposits less than $100,000 remained relatively unchanged, while average time deposits over $100,000 were $1.6 billion (5.4 percent) lower on a linked quarter basis, reflecting maturities and wholesale funding decisions.

NONINTEREST INCOME	Table 6

($ in millions)	3Q 2011	2Q 2011	3Q 2010	Percent Change 3Q11 vs 2Q11	Percent Change 3Q11 vs 3Q10	YTD 2011	YTD 2010	Percent Change

Credit and debit card revenue	$289	$286	$274	1.0	5.5	$842	$798	5.5
Corporate payment products revenue	203	185	191	9.7	6.3	563	537	4.8
Merchant processing services	338	338	318	—	6.3	977	930	5.1
ATM processing services	115	114	105	.9	9.5	341	318	7.2
Trust and investment management fees	241	258	267	(6.6)	(9.7)	755	798	(5.4)
Deposit service charges	183	162	160	13.0	14.4	488	566	(13.8)
Treasury management fees	137	144	139	(4.9)	(1.4)	418	421	(.7)
Commercial products revenue	212	218	197	(2.8)	7.6	621	563	10.3
Mortgage banking revenue	245	239	310	2.5	(21.0)	683	753	(9.3)
Investment products fees and commissions	31	35	27	(11.4)	14.8	98	82	19.5
Securities gains (losses), net	(9)	(8)	(9)	(12.5)	—	(22)	(64)	65.6
Other	186	175	131	6.3	42.0	565	436	29.6

Total noninterest income	$2,171	$2,146	$2,110	1.2	2.9	$6,329	$6,138	3.1

Noninterest Income

Third quarter noninterest income was $2,171 million; $61 million (2.9 percent) higher than the third quarter of 2010 and $25 million (1.2 percent) higher than the second quarter of 2011. Year-over-year, noninterest income benefited from a $47 million (6.0 percent) increase in payments-related revenue and a $10 million (9.5 percent) increase in ATM processing services income, largely due to increased transaction volumes. Deposit services charges increased $23 million (14.4 percent) primarily due to new account growth, higher transaction volumes and recent product redesign initiatives, partially offset by the impact of

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

2010 legislative and pricing changes. Commercial products revenue was $15 million (7.6 percent) higher, attributable to higher commercial leasing revenue, syndication fees and other commercial loan fees. In addition, other income increased $55 million (42.0 percent) primarily due to higher retail lease residual revenue and customer-related derivative revenue. Offsetting these positive variances was a decrease in trust and investment management fees of $26 million (9.7 percent), primarily due to the sale of the long-term asset management business to Nuveen Investments in the fourth quarter of 2010 and money market investment fee waivers. The decline was partially offset by the positive impact of the securitization trust administration acquisition and improved market conditions. Mortgage banking revenue was $65 million (21.0 percent) lower than the third quarter of last year, as a result of lower origination and sales revenue.

Noninterest income was $25 million (1.2 percent) higher in the third quarter of 2011 than the second quarter of 2011. Payments-related revenue increased $21 million (2.6 percent), primarily driven by seasonally higher transaction volumes in corporate payment products. Deposit service charges increased $21 million (13.0 percent) on a linked quarter basis principally due to higher transaction volumes and product redesign initiatives. Other income was higher by $11 million (6.3 percent) on a linked quarter basis due to increases in equity investment income, retail lease residual revenue and income from sales of investments in tax-advantaged projects, partially offset by lower customer-related derivative revenue. Offsetting these increases was a $17 million (6.6 percent) decrease in trust and investment management fees due principally to the impact of market conditions on account-level fees and money market investment fees waivers.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

NONINTEREST EXPENSE	Table 7

($ in millions)	3Q 2011	2Q 2011	3Q 2010	Percent Change 3Q11 vs 2Q11	Percent Change 3Q11 vs 3Q10	YTD 2011	YTD 2010	Percent Change

Compensation	$1,021	$1,004	$973	1.7	4.9	$2,984	$2,780	7.3
Employee benefits	203	210	171	(3.3)	18.7	643	523	22.9
Net occupancy and equipment	252	249	229	1.2	10.0	750	682	10.0
Professional services	100	82	78	22.0	28.2	252	209	20.6
Marketing and business development	102	90	108	13.3	(5.6)	257	254	1.2
Technology and communications	189	189	186	—	1.6	563	557	1.1
Postage, printing and supplies	76	76	74	—	2.7	226	223	1.3
Other intangibles	75	75	90	—	(16.7)	225	278	(19.1)
Other	458	450	476	1.8	(3.8)	1,315	1,392	(5.5)

Total noninterest expense	$2,476	$2,425	$2,385	2.1	3.8	$7,215	$6,898	4.6

Noninterest Expense

Noninterest expense in the third quarter of 2011 totaled $2,476 million, an increase of $91 million (3.8 percent) over the third quarter of 2010, and a $51 million (2.1 percent) increase over the second quarter of 2011. The increase in noninterest expense over the same quarter of last year was principally due to increased compensation, employee benefits, net occupancy and equipment expense and professional services expense, partially offset by decreases in other intangibles expense and other expense. Compensation and employee benefits expense increased over the prior year by $48 million (4.9 percent) and $32 million (18.7 percent), respectively. Compensation expense increased primarily as a result of an increase in staffing related to branch expansion and other business initiatives, in addition to merit increases. Employee benefits expense increased due to higher pension costs and the impact of additional staff. Net occupancy and equipment expense increased by $23 million (10.0 percent) year-over-year largely due to business expansion and technology initiatives. Professional services expense was $22 million (28.2 percent) higher year-over-year due to mortgage servicing-related projects. These increases were partially offset by a decrease in other intangibles expense of $15 million (16.7 percent) due to the reduction or completion of the amortization of certain intangibles. Other expense was lower year-over-year by $18 million (3.8 percent), due to lower costs related to other real estate owned, insurance and litigation matters, partially offset by an increase in costs related to investments in affordable housing and other tax-advantaged projects.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

Noninterest expense was $51 million (2.1 percent) higher than the second quarter of 2011. Compensation expense increased $17 million (1.7 percent), principally due to additions to staff and higher incentives related to the Company’s improved financial results. Professional services expense was higher on a linked quarter basis by $18 million (22.0 percent) as a result of mortgage servicing-related projects, while marketing and business development expense was higher by $12 million (13.3 percent) due to the timing of payments-related initiatives and an increase in the contribution to the Company’s charitable foundation. In addition, other expense was $8 million (1.8 percent) more than the previous quarter, as higher costs related to investments in affordable housing and other tax-advantaged projects were partially offset by lower FDIC deposit insurance expense.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2011 resulted in a tax rate on a taxable-equivalent basis of 30.4 percent (effective tax rate of 28.1 percent), compared with 25.9 percent (effective tax rate of 22.5 percent) in the third quarter of 2010 and 30.4 percent (effective tax rate of 28.0 percent) in the second quarter of 2011. The increase in the effective tax rate year-over-year primarily reflected the marginal impact of higher pretax earnings.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

ALLOWANCE FOR CREDIT LOSSES	Table 8

($ in millions)	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010

Balance, beginning of period	$5,308	$5,498	$5,531	$5,540	$5,536

Net charge-offs
Commercial	90	83	125	117	153
Lease financing	9	13	14	17	18

Total commercial	99	96	139	134	171
Commercial mortgages	68	64	40	90	113
Construction and development	57	100	85	129	94

Total commercial real estate	125	164	125	219	207

Residential mortgages	122	119	129	131	132

Credit card	178	216	247	275	296
Retail leasing	(1)	—	1	1	2
Home equity and second mortgages	74	76	81	83	79
Other	69	71	81	91	101

Total other retail	142	147	163	175	182

Total net charge-offs, excluding covered loans	666	742	803	934	988
Covered loans	3	5	2	3	7

Total net charge-offs	669	747	805	937	995
Provision for credit losses	519	572	755	912	995
Net change for credit losses to be reimbursed by the FDIC	32	(15)	17	16	4

Balance, end of period	$5,190	$5,308	$5,498	$5,531	$5,540

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,823	$4,977	$5,161	$5,218	$5,245
Allowance for credit losses to be reimbursed by the FDIC	127	94	109	92	76
Liability for unfunded credit commitments	240	237	228	221	219

Total allowance for credit losses	$5,190	$5,308	$5,498	$5,531	$5,540

Gross charge-offs	$762	$850	$899	$1,035	$1,069
Gross recoveries	$93	$103	$94	$98	$74

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.66	2.83	2.97	3.03	3.10
Nonperforming loans, excluding covered loans	196	188	180	192	181
Nonperforming assets, excluding covered assets	166	159	154	162	153

Period-end loans	2.53	2.66	2.78	2.81	2.85
Nonperforming loans	145	140	133	136	133
Nonperforming assets	120	114	110	110	102

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions stabilized. The allowance for credit losses was $5,190 million at September 30, 2011,

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

compared with $5,308 million at June 30, 2011, and $5,540 million at September 30, 2010. Total net charge-offs in the third quarter of 2011 were $669 million, compared with $747 million in the second quarter of 2011, and $995 million in the third quarter of 2010. The decrease in total net charge-offs was principally due to improvement in the commercial real estate, credit card and other retail portfolios, compared with the second quarter of 2011. The Company recorded $519 million of provision for credit losses, $150 million less than net charge-offs, during the third quarter of 2011. The allowance for credit losses reimbursable by the FDIC was higher than the prior quarter by $32 million.

Commercial and commercial real estate loan net charge-offs decreased to $224 million in the third quarter of 2011 (1.01 percent of average loans outstanding), compared with $260 million (1.22 percent of average loans outstanding) in the second quarter of 2011 and $378 million (1.85 percent of average loans outstanding) in the third quarter of 2010. The decrease primarily reflected efforts to resolve and reduce exposure to problem assets in the construction and development portfolio.

Residential mortgage loan net charge-offs remained relatively stable at $122 million (1.42 percent of average loans outstanding) in the third quarter of 2011, compared with $119 million (1.46 percent of average loans outstanding) in the second quarter of 2011 and $132 million (1.88 percent of average loans outstanding) in the third quarter of 2010. Credit card loan net charge-offs decreased to $178 million (4.40 percent of average loans outstanding) in the third quarter of 2011, compared with $216 million (5.45 percent of average loans outstanding) in the second quarter of 2011 and $296 million (7.11 percent of average loans outstanding) in the third quarter of 2010. Total other retail loan net charge-offs were $142 million (1.16 percent of average loans outstanding) in the third quarter of 2011, lower than the $147 million (1.23 percent of average loans outstanding) in the second quarter of 2011 and the $182 million (1.51 percent of average loans outstanding) in the third quarter of 2010.

The ratio of the allowance for credit losses to period-end loans was 2.53 percent (2.66 percent excluding covered loans) at September 30, 2011, compared with 2.66 percent (2.83 percent excluding covered loans) at June 30, 2011, and 2.85 percent (3.10 percent excluding covered loans) at September 30, 2010. The ratio of the allowance for credit losses to nonperforming loans was 145 percent (196 percent excluding covered loans) at September 30, 2011, compared with 140 percent (188 percent excluding covered loans) at June 30, 2011, and 133 percent (181 percent excluding covered loans) at September 30, 2010.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

CREDIT RATIOS	Table 9

(Percent)	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Net charge-offs ratios (a)
Commercial	.77	.75	1.19	1.11	1.49
Lease financing	.61	.88	.94	1.12	1.18
Total commercial	.75	.77	1.16	1.11	1.45

Commercial mortgages	.93	.90	.59	1.33	1.72
Construction and development	3.43	5.67	4.61	6.54	4.56
Total commercial real estate	1.39	1.85	1.44	2.51	2.40

Residential mortgages	1.42	1.46	1.65	1.75	1.88

Credit card (b)	4.40	5.45	6.21	6.65	7.11
Retail leasing	(.08)	—	.09	.09	.19
Home equity and second mortgages	1.59	1.64	1.75	1.72	1.62
Other	1.11	1.16	1.33	1.45	1.65
Total other retail	1.16	1.23	1.37	1.43	1.51

Total net charge-offs, excluding covered loans	1.42	1.63	1.81	2.09	2.26

Covered loans	.08	.12	.05	.06	.14

Total net charge-offs	1.31	1.51	1.65	1.90	2.05

Delinquent loan ratios – 90 days or more past due excluding nonperforming loans (c)
Commercial	.08	.09	.12	.13	.19
Commercial real estate	.08	.01	.02	—	.05
Residential mortgages	1.03	1.13	1.33	1.63	1.75
Credit card	1.28	1.32	1.62	1.86	2.09
Other retail	.36	.35	.41	.45	.44
Total loans, excluding covered loans	.43	.44	.52	.61	.66
Covered loans	5.14	5.66	5.83	6.04	4.96
Total loans	.78	.87	.99	1.11	1.08

Delinquent loan ratios – 90 days or more past due including nonperforming loans (c)
Commercial	.79	.86	1.12	1.37	1.67
Commercial real estate	3.51	3.85	4.17	3.73	4.20
Residential mortgages	2.88	3.16	3.45	3.70	3.90
Credit card	2.81	2.91	3.23	3.22	3.29
Other retail	.50	.51	.56	.58	.57
Total loans, excluding covered loans	1.79	1.94	2.17	2.19	2.37
Covered loans	11.70	12.01	12.51	12.94	11.12
Total loans	2.53	2.77	3.07	3.17	3.23

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 4.54 percent for the third quarter of 2011, 5.62 percent for the second quarter of 2011, 6.45 percent for the first quarter of 2011, 7.21 percent for the fourth quarter of 2010 and 7.84 percent for the third quarter of 2010.

(c)	Ratios are expressed as a percent of ending loan balances.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

ASSET QUALITY	Table 10

($ in millions)	Sep 30 2011	Jun 30 2011	Mar 31 2011	Dec 31 2010	Sep 30 2010
Nonperforming loans
Commercial	$342	$349	$439	$519	$594
Lease financing	40	43	54	78	111

Total commercial	382	392	493	597	705
Commercial mortgages	600	650	635	545	624
Construction and development	620	714	835	748	799

Total commercial real estate	1,220	1,364	1,470	1,293	1,423
Residential mortgages	650	671	685	636	614
Credit card	250	256	255	228	199
Other retail	66	73	75	65	63

Total nonperforming loans, excluding covered loans	2,568	2,756	2,978	2,819	3,004
Covered loans	1,010	1,041	1,151	1,244	1,172

Total nonperforming loans	3,578	3,797	4,129	4,063	4,176
Other real estate (a)	452	489	480	511	537
Covered other real estate (a)	293	348	390	453	679
Other nonperforming assets	16	17	21	21	22

Total nonperforming assets (b)	$4,339	$4,651	$5,020	$5,048	$5,414

Total nonperforming assets, excluding covered assets	$3,036	$3,262	$3,479	$3,351	$3,563

Accruing loans 90 days or more past due, excluding covered loans	$814	$804	$949	$1,094	$1,165

Accruing loans 90 days or more past due	$1,606	$1,732	$1,954	$2,184	$2,110

Performing restructured loans, excluding GNMA and covered loans	$3,095	$2,532	$2,431	$2,207	$2,180

Performing restructured GNMA and covered loans (c)	$1,025

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.60	1.77	1.92	1.87	2.02
Nonperforming assets to loans plus ORE (%)	2.11	2.32	2.52	2.55	2.76

(a)	Includes equity investments in entities whose only asset is other real estate owned

(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest

(c)	Prior to new accounting guidance in the third quarter of 2011 restructured covered loans and loans purchased from Government National Mortgage Association (“GNMA”) mortgage pools, whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs, were not included in restructured loans

Nonperforming assets at September 30, 2011, totaled $4,339 million, compared with $4,651 million at June 30, 2011, and $5,414 million at September 30, 2010. Total nonperforming assets at September 30, 2011, included $1,303 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. The ratio of nonperforming assets to loans and other real estate was 2.11 percent (1.60 percent excluding covered assets) at September 30, 2011, compared

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

with 2.32 percent (1.77 percent excluding covered assets) at June 30, 2011, and 2.76 percent (2.02 percent excluding covered assets) at September 30, 2010. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by the construction and development portfolios, as well as by improvement in other commercial and retail portfolios. Given current economic conditions, the Company expects nonperforming assets to trend lower in the fourth quarter of 2011.

Accruing loans 90 days or more past due were $1,606 million ($814 million excluding covered loans) at September 30, 2011, compared with $1,732 million ($804 million excluding covered loans) at June 30, 2011, and $2,110 million ($1,165 million excluding covered loans) at September 30, 2010. Performing restructured loans, excluding GNMA and covered loans, increased $563 million compared with June 30, 2011, and $915 million compared with September 30, 2010, principally due to the impact of new accounting guidance adopted in the current quarter.

CAPITAL POSITION	Table 11

($ in millions)	Sep 30 2011	Jun 30 2011	Mar 31 2011	Dec 31 2010	Sep 30 2010

Total U.S. Bancorp shareholders’ equity	$33,230	$32,452	$30,507	$29,519	$29,151
Tier 1 capital	28,081	27,795	26,821	25,947	24,908
Total risk-based capital	35,369	35,109	34,198	33,033	32,265

Tier 1 capital ratio	10.8%	11.0%	10.8%	10.5%	10.3%
Total risk-based capital ratio	13.5	13.9	13.8	13.3	13.3
Leverage ratio	9.0	9.2	9.0	9.1	9.0
Tier 1 common equity ratio	8.5	8.4	8.2	7.8	7.6
Tangible common equity ratio	6.6	6.5	6.3	6.0	6.2
Tangible common equity as a percent of risk-weighted assets	8.1	8.0	7.6	7.2	7.2

Total U.S. Bancorp shareholders’ equity was $33.2 billion at September 30, 2011, compared with $32.5 billion at June 30, 2011, and $29.2 billion at September 30, 2010. During the third quarter of 2011, the Company repurchased approximately 13 million shares of common stock under a 50 million share repurchase authorization announced March 18, 2011. The Tier 1 capital ratio was 10.8 percent at September 30, 2011, compared with 11.0 percent at June 30, 2011, and 10.3 percent at September 30, 2010. The Tier 1 common equity ratio was 8.5 percent at September 30, 2011, compared with 8.4 percent at June 30, 2011, and 7.6 percent at September 30, 2010. The tangible common equity ratio was 6.6 percent at September 30, 2011, compared with 6.5 percent at June 30, 2011, and 6.2 percent at September 30, 2010.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common ratio under anticipated Basel III guidelines was 8.2 percent as of September 30, 2011, compared with 8.1 percent as of June 30, 2011.

COMMON SHARES	Table 12

(Millions)	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010

Beginning shares outstanding	1,925	1,927	1,921	1,918	1,917
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	1	—	7	3	1
Shares repurchased	(13)	(2)	(1)	—	—

Ending shares outstanding	1,913	1,925	1,927	1,921	1,918

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13

	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			3Q 2011 Earnings Composition
($ in millions) Business Line	3Q 2011	2Q 2011	3Q 2010	3Q11 vs 2Q11	3Q11 vs 3Q10	YTD 2011	YTD 2010	Percent Change

Wholesale Banking and Commercial Real Estate	$304	$269	$144	13.0	nm	$781	$255	nm	24%
Consumer and Small Business Banking	228	188	227	21.3	.4	556	540	3.0	18
Wealth Management and Securities Services	42	50	54	(16.0)	(22.2)	141	170	(17.1)	3
Payment Services	357	364	217	(1.9)	64.5	1,012	517	95.7	28
Treasury and Corporate Support	342	332	266	3.0	28.6	1,032	861	19.9	27

Consolidated Company	$1,273	$1,203	$908	5.8	40.2	$3,522	$2,343	50.3	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2011, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $304 million of the Company’s net income in the third quarter of 2011, compared with $144 million in the third quarter of 2010 and $269 million in the second quarter of 2011. Wholesale Banking and Commercial Real Estate’s net income increased $160 million over the same quarter of 2010 due to higher total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Net interest income increased $26 million (5.0 percent) year-over-year primarily due to higher average loan and deposit balances and an increase in loan fees. Total noninterest income increased $43 million (15.6 percent), mainly due to growth in commercial products revenue, including syndication fees, commercial leasing revenue and commercial loan fees. In addition, other revenue increased primarily due to higher equity investment revenue and customer-related derivative revenue. Total noninterest expense increased $12 million (3.9 percent) over a year ago, primarily due to higher compensation and employee benefits expense and net shared services expense. The provision for credit losses was $198 million (75.3 percent) lower year-over-year due to a reduction in net charge-offs and a reduction in the reserve allocation.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the third quarter of 2011 was $35 million (13.0 percent) higher than the second quarter of 2011. This improvement was due to higher total net revenue, a reduction in the provision for credit losses and a decrease in total noninterest expense. Total net revenue was higher by $5 million (.6 percent). Net interest income increased $13 million (2.4 percent) on a linked quarter basis, as higher average loan and deposit balances, partially offset by an $8 million (2.5 percent) decrease in total noninterest income, the result of seasonally lower government-related

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

treasury management fees and a decrease in commercial products revenue. Total noninterest expense decreased by $11 million (3.3 percent), largely due to lower net shared services expense and a reduction in FDIC deposit insurance expense. The provision for credit losses decreased $47 million (42.0 percent) on a linked quarter basis, due to lower net charge-offs and a decrease in the reserve allocation.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $228 million of the Company’s net income in the third quarter of 2011, a $1 million (.4 percent) increase over the third quarter of 2010, and a $40 million (21.3 percent) increase over the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $76 million increase in its contribution over the same quarter of last year. The increase in the retail banking division’s contribution over the same period of 2010 was principally due to higher total net revenue and a lower provision for credit losses, partially offset by higher total noninterest expense. Retail banking’s total net revenue was 6.0 percent higher, compared with the third quarter of 2010. Net interest income increased 4.4 percent primarily due to higher loan and deposit volumes and an increase in loan fees, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income for the retail banking division increased 9.7 percent from a year ago, due to an increase in deposit service charges, primarily due to new account growth, higher transaction volumes and recent product redesign initiatives, partially offset by the impact of 2010 legislative and pricing changes. In addition, other income increased year-over-year due to higher retail lease residual revenue and ATM processing services income. Total noninterest expense for the retail banking division in the third quarter of 2011 was 3.0 percent higher year-over-year, principally due to higher compensation and employee benefits expense, higher net shared services costs and net occupancy and equipment expense related to business initiatives, partially offset by lower other intangibles expense. The provision for credit losses for the retail banking division decreased 18.8 percent on a year-over-year basis due to lower net charge-offs and a reduction in the reserve allocation. The contribution of the mortgage banking division decreased 40.3 percent from the third quarter of 2010. The division’s 18.4 percent decrease in total net revenue was driven by a 14.8 percent reduction in net interest income due to a decrease in average loans held-for-sale and a 20.4 percent decline in total noninterest income due to lower mortgage origination and sales revenue. Total noninterest expense was 18.6

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

percent higher principally due to mortgage servicing-related professional services projects. The provision for credit losses increased 6.1 percent primarily due to a change in the allowance allocation.

Consumer and Small Business Banking’s contribution in the third quarter of 2011 was $40 million (21.3 percent) higher than the second quarter of 2011 due to higher total net revenue and a reduction in the provision for credit losses, partially offset by higher total noninterest expense. Within Consumer and Small Business Banking, the retail banking division’s contribution increased by $64 million on a linked quarter basis. Total net revenue for the retail banking division increased 2.2 percent. Net interest income improved 1.8 percent due to higher average deposit balances and loan volumes and an increase in loan fees. The retail banking division’s total noninterest income increased 3.2 percent, reflecting higher deposit services charges, due to higher transaction volumes and product redesign initiatives. Total noninterest expense for the retail banking division was 1.7 percent lower primarily due to a reduction in FDIC deposit insurance expense. The provision for credit losses for the division decreased 15.7 percent due to lower net charge-offs and a reduction in the reserve allocation. The contribution of the mortgage banking division decreased 17.8 percent from the second quarter of 2011 due to higher total noninterest expense and an increase in the provision for credit losses, partially offset by an increase in total net revenue. Total net revenue increased 3.9 percent due to a 5.9 percent increase in net interest income driven by higher average loans held-for-sale. In addition, total noninterest income increased 2.8 percent, driven by increased revenue from mortgage origination and sales, partially offset by a lower net valuation of mortgage servicing rights. Total noninterest expense increased 33.3 percent due to higher commission expense and mortgage servicing-related professional services projects. The mortgage banking division’s provision for credit losses increased 30.0 percent on a linked quarter basis due to an increase in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $42 million of the Company’s net income in the third quarter of 2011, a 22.2 percent decrease from the third quarter of 2010, and a 16.0 percent decrease compared with the second quarter of 2011. The decrease in the business line’s contribution, compared with the same quarter of 2010, was due to lower total net revenue and higher total noninterest expense, partially offset by a reduction in the provision for credit losses. Total net revenue decreased by $12 million (3.4 percent) year-over-year. Net interest income was higher by $11 million (13.9

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

percent), primarily due to higher average deposit balances, including the impact of the securitization trust administration acquisition. However, total noninterest income decreased by $23 million (8.3 percent), compared with the third quarter of 2010. Trust and investment management fees declined, primarily due to the sale of the long-term asset management business to Nuveen Investments and money market investment fee waivers, partially offset by the positive impact of the securitization trust administration acquisition and improved market conditions. Additionally, there was an increase in investment products fees and commissions due to increased sales volumes. Total noninterest expense increased by $20 million (7.8 percent), due to higher compensation and employee benefits expense, net shared services expense and the impact of the securitization trust administration acquisition, partially offset by a reduction in other intangibles expense and expenses related to the sale to Nuveen Investments. The provision for credit losses was lower due to a decrease in the reserve allocation and lower net charge-offs.

The business line’s contribution in the third quarter of 2011 was $8 million (16.0 percent) lower on a linked quarter basis. Total net revenue decreased $9 million (2.5 percent) as a $7 million (8.4 percent) increase in net interest income, driven by the impact of higher average deposit balances, was more than offset by a $16 million (5.9 percent) decrease in total noninterest income due primarily to the impact of market conditions on account-level fees and money market investment fees waivers. Total noninterest expense declined $3 million (1.1 percent) compared with the prior quarter, principally due to a reduction in processing costs and FDIC deposit insurance expense. The provision for credit losses was $6 million higher than the prior quarter due to an increase in net charge-offs and a change in the reserve allocation.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $357 million of the Company’s net income in the third quarter of 2011, an increase of $140 million (64.5 percent) over the same period of 2010, and a decrease of $7 million (1.9 percent) from the prior quarter. The increase year-over-year was primarily due to a lower provision for credit losses and higher total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased $50 million (4.4 percent) year-over-year. Net interest income was relatively flat, while noninterest income increased $51 million (6.3 percent) year-over-year, primarily due to increased transaction volumes. Total noninterest expense increased $8 million (1.7 percent), driven by higher compensation and employee benefits expense, partially offset by lower other intangibles expense. The provision for credit losses

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

decreased $181 million (59.3 percent) due to lower net charge-offs and a favorable change in the reserve allocation due to improved loss rates.

Payment Services’ contribution in the third quarter of 2011 was $7 million (1.9 percent) lower than the second quarter of 2011, driven by increases in the provision for credit losses and total noninterest expense, partially offset by higher total net revenue. Total net revenue was higher by $32 million (2.8 percent), compared with the second quarter of 2011, due to an $8 million (2.5 percent) increase in net interest income, driven by loan fees and improved loan rates, partially offset by the cost of rebates on the government card program. In addition, total noninterest income was higher by $24 million (2.9 percent), principally due to seasonally higher corporate payment products transaction volumes. Total noninterest expense increased $8 million (1.7 percent) on a linked quarter basis, principally due to the timing of marketing programs. The provision for credit losses increased $35 million (39.3 percent) due to a change in the reserve allocation, partially offset by lower net charge-offs.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $342 million in the third quarter of 2011, compared with net income of $266 million in the third quarter of 2010 and net income of $332 million in the second quarter of 2011. Net interest income increased $93 million (22.7 percent) over the third quarter of 2010, reflecting the impact of wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased by $15 million (75.0 percent) year-over-year, principally due to income from sales of investments in tax-advantaged projects and higher commercial products revenue. Total noninterest expense decreased $5 million (2.2 percent) due to a favorable change in net shared services expense and lower litigation and insurance costs, partially offset by increased compensation and employee benefits expense.

Net income in the third quarter of 2011 was higher on a linked quarter basis, principally due to an increase in total net revenue and lower provision for credit losses, partially offset by higher total noninterest expense. Total net revenue was higher than the second quarter of 2011 by $30 million (5.9 percent), largely due to a 5.5 percent increase in net interest income, reflecting the impact of wholesale funding decisions and the Company’s asset/liability position. The $31 million (16.5 percent) increase in total noninterest expense

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

from the second quarter of 2011 was primarily due to an increase in costs related to affordable housing and other tax-advantaged projects and net shared services expense.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

On Wednesday, October 19, 2011, at 8:00 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 10166729. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, October 19th, and will run through Wednesday, October 26th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 10166729. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank”. The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $330 billion in assets as of September 30, 2011, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,089 banking offices in 25 states and 5,092 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-Regulatory Capital Ratios

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using anticipated Basel III definition, and

•	Tangible common equity to risk-weighted assets using Basel I definition.

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U.S. Bancorp Reports Third Quarter 2011 Results

October 19, 2011

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these ratios allows readers to compare the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes preferred securities, the nature and extent of which varies among different financial services companies. These ratios are not defined in Generally Accepted Accounting Principals (“GAAP”) or federal banking regulations. As a result, these non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.

Because there are no standardized definitions for these non-regulatory capital ratios, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these measures.

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U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2011	2010	2011	2010

Interest Income
Loans	$2,621	$2,560	$7,736	$7,580
Loans held for sale	42	71	139	162
Investment securities	470	400	1,357	1,204
Other interest income	67	46	187	119

Total interest income	3,200	3,077	9,419	9,065
Interest Expense
Deposits	202	231	646	696
Short-term borrowings	143	149	407	414
Long-term debt	289	273	860	822

Total interest expense	634	653	1,913	1,932

Net interest income	2,566	2,424	7,506	7,133
Provision for credit losses	519	995	1,846	3,444

Net interest income after provision for credit losses	2,047	1,429	5,660	3,689
Noninterest Income
Credit and debit card revenue	289	274	842	798
Corporate payment products revenue	203	191	563	537
Merchant processing services	338	318	977	930
ATM processing services	115	105	341	318
Trust and investment management fees	241	267	755	798
Deposit service charges	183	160	488	566
Treasury management fees	137	139	418	421
Commercial products revenue	212	197	621	563
Mortgage banking revenue	245	310	683	753
Investment products fees and commissions	31	27	98	82
Securities gains (losses), net	(9)	(9)	(22)	(64)
Other	186	131	565	436

Total noninterest income	2,171	2,110	6,329	6,138
Noninterest Expense
Compensation	1,021	973	2,984	2,780
Employee benefits	203	171	643	523
Net occupancy and equipment	252	229	750	682
Professional services	100	78	252	209
Marketing and business development	102	108	257	254
Technology and communications	189	186	563	557
Postage, printing and supplies	76	74	226	223
Other intangibles	75	90	225	278
Other	458	476	1,315	1,392

Total noninterest expense	2,476	2,385	7,215	6,898

Income before income taxes	1,742	1,154	4,774	2,929
Applicable income taxes	490	260	1,314	620

Net income	1,252	894	3,460	2,309
Net (income) loss attributable to noncontrolling interests	21	14	62	34

Net income attributable to U.S. Bancorp	$1,273	$908	$3,522	$2,343

Net income applicable to U.S. Bancorp common shareholders	$1,237	$871	$3,407	$2,381

Earnings per common share	$.65	$.46	$1.78	$1.25
Diluted earnings per common share	$.64	$.45	$1.77	$1.24
Dividends declared per common share	$.125	$.050	$.375	$.150
Average common shares outstanding	1,915	1,913	1,918	1,911
Average diluted common shares outstanding	1,922	1,920	1,926	1,920

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	September 30, 2011	December 31, 2010	September 30, 2010
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$13,708	$14,487	$4,470
Investment securities
Held-to-maturity	16,269	1,469	557
Available-for-sale	52,109	51,509	48,406
Loans held for sale	5,375	8,371	8,438
Loans
Commercial	53,832	48,398	47,627
Commercial real estate	35,603	34,695	34,318
Residential mortgages	35,124	30,732	28,587
Credit card	16,332	16,803	16,490
Other retail	48,479	48,391	48,557

Total loans, excluding covered loans	189,370	179,019	175,579
Covered loans	15,398	18,042	19,038

Total loans	204,768	197,061	194,617
Less allowance for loan losses	(4,950)	(5,310)	(5,321)

Net loans	199,818	191,751	189,296
Premises and equipment	2,581	2,487	2,304
Goodwill	8,933	8,954	9,024
Other intangible assets	2,675	3,213	2,856
Other assets	28,673	25,545	25,303

Total assets	$330,141	$307,786	$290,654

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$64,228	$45,314	$40,750
Interest-bearing	130,332	129,381	118,863
Time deposits greater than $100,000	28,072	29,557	27,793

Total deposits	222,632	204,252	187,406
Short-term borrowings	32,029	32,557	34,341
Long-term debt	30,624	31,537	30,353
Other liabilities	10,646	9,118	8,611

Total liabilities	295,931	277,464	260,711
Shareholders’ equity
Preferred stock	2,606	1,930	1,930
Common stock	21	21	21
Capital surplus	8,248	8,294	8,310
Retained earnings	29,704	27,005	26,147
Less treasury stock	(6,419)	(6,262)	(6,363)
Accumulated other comprehensive income (loss)	(930)	(1,469)	(894)

Total U.S. Bancorp shareholders’ equity	33,230	29,519	29,151
Noncontrolling interests	980	803	792

Total equity	34,210	30,322	29,943

Total liabilities and equity	$330,141	$307,786	$290,654

U.S. Bancorp

Non-Regulatory Capital Ratios

(Dollars in Millions, Unaudited)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010

Total equity	$34,210	$33,341	$31,335	$30,322	$29,943
Preferred stock	(2,606)	(2,606)	(1,930)	(1,930)	(1,930)
Noncontrolling interests	(980)	(889)	(828)	(803)	(792)
Goodwill (net of deferred tax liability)	(8,265)	(8,300)	(8,317)	(8,337)	(8,429)
Intangible assets, other than mortgage servicing rights	(1,209)	(1,277)	(1,342)	(1,376)	(1,434)

Tangible common equity (a)	21,150	20,269	18,918	17,876	17,358

Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	28,081	27,795	26,821	25,947	24,908
Trust preferred securities	(2,675)	(3,267)	(3,949)	(3,949)	(3,949)
Preferred stock	(2,606)	(2,606)	(1,930)	(1,930)	(1,930)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(695)	(695)	(694)	(692)	(694)

Tier 1 common equity using Basel I definition (b)	22,105	21,227	20,248	19,376	18,335

Tier 1 capital, determined in accordance with prescribed regulatory requirements using anticipated Basel III definition	24,902	23,931	21,855	20,854
Preferred stock	(2,606)	(2,606)	(1,930)	(1,930)
Noncontrolling interests of real estate investment trusts	(667)	(667)	(667)	(667)

Tier 1 common equity using anticipated Basel III definition (c)	21,629	20,658	19,258	18,257

Total assets	330,141	320,874	311,462	307,786	290,654
Goodwill (net of deferred tax liability)	(8,265)	(8,300)	(8,317)	(8,337)	(8,429)
Intangible assets, other than mortgage servicing rights	(1,209)	(1,277)	(1,342)	(1,376)	(1,434)

Tangible assets (d)	320,667	311,297	301,803	298,073	280,791

Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (e)	261,115 *	252,882	247,486	247,619	242,490
Risk-weighted assets using anticipated Basel III definition (f)	264,103 *	256,205	250,931	251,704
Ratios *
Tangible common equity to tangible assets (a)/(d)	6.6%	6.5%	6.3%	6.0%	6.2%
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(e)	8.5	8.4	8.2	7.8	7.6
Tier 1 common equity to risk-weighted assets using anticipated Basel III definition (c)/(f)	8.2	8.1	7.7	7.3
Tangible common equity to risk-weighted assets (a)/(e)	8.1	8.0	7.6	7.2	7.2

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

Note: Anticipated Basel III definitions reflect adjustments for changes to the related elements as proposed in December 2010 by regulatory authorities.